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Exhibit 99.1

Entercom Communications Corp.
Updates First Quarter 2003 Revenue Guidance
First Quarter Same Station Revenue Estimated to Increase by 7%

        (Bala Cynwyd, PA. April 2, 2003) Entercom Communications Corp. (NYSE: ETM) today updated its revenue guidance for the first quarter of 2003 with expectations that the Company will report first quarter net revenues of approximately $81 million.

        David J. Field, President and Chief Executive Officer said, "In light of the events in Iraq and concerns on the resulting impact on the Company's revenues, we felt it appropriate to provide this indication of expected first quarter net revenues. We are quite pleased to have grown our revenue by 7% on a same station basis despite the challenges of prolonged pre-war advertiser jitters and war-related changes to ad schedules."

        The Company expects to release its first quarter earnings, along with second quarter guidance, in late April or early May. Entercom is one of the nation's five largest radio broadcasters, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Milwaukee, Norfolk, New Orleans, Memphis, Buffalo, Greensboro, Rochester, Greenville/Spartanburg, Wilkes-Barre/Scranton, Wichita, Madison, Gainesville/Ocala and Longview/Kelso, WA.

        Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year's corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that relate to operations that are accounted for as a separate business unit.

        The most directly comparable GAAP financial measure to "Same Station Net Revenues" is "Net Revenues," for which a reconciliation of this GAAP financial measure to Same Station Net Revenues is computed as follows:

	Three Months Ended March 31,
	2003	2002
	(in thousands)
Same Station Net Revenues Computation:
Net Revenues as Estimated or Reported	$81,000	$74,159
Net Acquisitions and Divestitures of Radio Stations	—	2,476
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	—	(780)

Same Station Net Revenues	$81,000	$75,855

        This news announcement contains forward-looking statements that are based upon current expectations and unaudited pro forma information that are presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Additional information and key risks are described in the Company's filings on forms 8-K, 10-Q and 10-K with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position. Accordingly, the Company's actual performance may differ materially from those stated or implied herein. The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:
Entercom Communications Corp.
Steve Fisher
Executive Vice President and CFO
610 660 5647

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  Exhibit 99.1